UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 1-3952

Date of Report (date of earliest event reported): February 2, 2007

SIBONEY CORPORATION
(Exact name of registrant as specified in its charter)

MARYLAND	1-3952	73-0629975
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification No.)
incorporation or organization)

325 NORTH KIRKWOOD ROAD, SUITE 300	63122
P.O. BOX 221029	(Zip Code)
ST. LOUIS, MISSOURI
(Address of principal executive offices)

(314) 822-3163
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 2, 2007, Siboney Learning Group and Edumatics Corporation, a California corporation, entered into a Strategic Alliance and Joint Development Agreement. Edumatics is a wholly-owned subsidiary of Educomp Solutions LTD of New Delhi, India. Educomp Solutions is a leading education technology company in India and serves over 1 million students. Educomp Solutions’ stock is traded on the National Stock Exchange and Bombay Stock Exchange.

The Strategic Alliance and Joint Development Agreement calls for Siboney and Edumatics to jointly develop an online product to assist elementary and middle school students in preparing for their annual high-stakes state tests, using intellectual property provided by Siboney. Once developed, the product will be marketed, sold and supported using Siboney’s employees and independent sales channels. The terms of the agreement require Edumatics to make a one-time payment to Siboney in the amount of $240,000 in order to equally share in the cost of the software development. Edumatics also agreed to compensate Siboney for Edumatics’ share of the agreed upon value of the intellectual property provided by Siboney. Ongoing working capital required to market, sell and support the product will be equally contributed between Siboney and Edumatics. All revenues generated from the product will also be equally shared between the two parties, provided that Siboney will be entitled to a disproportionate share of the revenues until it has received $250,000 from the preferential allocation. The parties expect to begin marketing the product during mid-2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2007

SIBONEY CORPORATION

By:/s/ William D. Edwards, Jr.
William D. Edwards, Jr.
Executive Vice President, Chief Operating
Officer and Chief Financial Officer